EXHIBIT 99.2

Deed of Grant

Grant of Options under the Rezolve AI Plc Long Term Incentive Plan

This Deed is made on [●] 202[●]

BY:

REZOLVE AI PLC, a company incorporated in England with company number 14573691, whose registered office is at 21 Sackville Street, London, England, W1S 3DN (the "Company").

RECITALS:

(A)
The Company established [Annex 1 to]1 the Rezolve AI Plc Long Term Incentive Plan (the "Plan") on 17 September 2024.
(B)
The Company wishes to grant options ("Options") under the Plan on the terms of this deed and the relevant individual Award Certificates issued pursuant to this deed.
(C)
Capitalised terms defined in the Plan shall have the same meaning in this deed.

Operative provisions:

1.
This deed grants Options pursuant to the Plan to the individuals set out in schedule 1 to this deed (each a "Participant"), at the Option Price and in respect of the number of ordinary shares of £0.0001 each in the capital of the Company (the "Shares") as set out in schedule 1 to this deed.
2.
Subject to the rules of the Plan (which set out the limited circumstances in which earlier exercise may be permitted), and the applicable Award Certificate, the Options granted by this deed will ordinarily become exercisable in accordance with the vesting schedule specified in schedule 1 to this deed, and where applicable, upon satisfaction of any criteria specified in schedule 1 to this deed.
3.
The Options will lapse in the circumstances referred to in the Plan and in this deed.
4.
The leaver provisions set out in schedule 2 to this deed shall apply to all Options granted pursuant to this Deed.
5.
The Options granted by this deed shall be exercisable subject to and in accordance with the rules of the Plan as amended from time to time.

6.
On exercise, any Shares to be issued or transferred to a Participant may be required to be issued or transferred to a nominee to hold such Shares on their behalf.

7.
Each Participant to whom an Option is granted under this deed shall be issued with an Award Certificate setting out the specific terms applicable to their Option.

8.
This Deed and any Options granted hereunder shall be governed by, and shall be construed in accordance with, the laws of England and Wales. The Company irrevocably submits to the exclusive jurisdiction of the courts of England and Wales in respect of any dispute or claim arising out of or in connection with this deed or its subject matter or formation (including non-contractual disputes or claims).

IN WITNESS whereof this document has been executed and delivered as a deed on the date written at the beginning of it.

1 Use for grants to non-employees (which includes individuals employed through an employer of record). Please note neither scheme permits grants to service providers who are not human beings, and grants to corporate bodies have adverse US legal issues.

Executed as a deed by Rezolve AI plc acting by [NAME], a director, in the presence of: Name of Witness: Address: Occupation:
signature
[NAME], Director
signature [NAME], Witness

SCHEDULE 1

PARTICIPANTS

Name	Number of Shares	Exercise Price	Vesting Commencement Date	Vesting Schedule
[Vesting Schedule 1]

Vesting Schedule 1

The Options shall vest in full and become exercisable according to the following table.

Date	% of Options Vested
Vesting Commencement Date	0%

Vesting Schedule 2

The Options shall vest in full and become exercisable as follows: [insert performance criteria]

SCHEDULE 2

LEAVER PROVISIONS

1.
Effect of termination on Option

Except as the Board may otherwise determine and regardless of any adverse or potentially adverse tax or other consequences resulting from the following, if the Participant ceases to be an Eligible Person by reason of their termination for cause (or their ceasing to be an Eligible Person in circumstances that would justify their termination for cause) [or their resignation for any reason other than good reason]2, their Options (whether vested but not yet exercised, or unvested) shall Expire immediately on the Option Termination Date and be of no further force of effect whatsoever. If the Participant ceases to be an Eligible Person for any other reason, any unvested Options held by such Option Participant shall Expire on the Option Termination Date and be of no further force or effect whatsoever. In either case, such Participant shall no longer be eligible for a grant of Options. To the extent any Option subsists, it may, subject to its Expiring earlier in accordance with the terms of the Plan, be exercised within six months of the Option Termination Date, save (subject to Section 9.5 of the Plan) in the case of death where the Option may be exercised within 12 months of the date of death, following which the Option shall, to the extent unexercised, Expire and cease to be capable of exercise.

(a)
Definition of "cause". For the purposes of the Option, "cause" shall have the meaning given to such term in the Participant's employment or service agreement or similar agreement between the Company (or the Participant's employer or engaging company, if different) and such Participant, or if no such agreement exists or if “cause” is not defined therein, “cause” means (i) the Participant’s material act or acts of personal dishonesty taken in connection with the Participant’s responsibilities that has, or could be reasonably expected to have, an adverse impact on the performance of the Participant’s duties to the Company or any of its Group Companies or otherwise result in material injury to the reputation or business of the Company or any of its Affiliates or Group Companies; (ii) the Participant’s act(s) of gross negligence or wilful misconduct in the course of the Participant’s service; (iii) wilful failure or refusal by the Participant to perform in any material respect the Participant’s duties or responsibilities, (iv) misappropriation (or attempted misappropriation) by the Participant of any assets or material business opportunities of the Company or any of its Affiliates or Group Companies, (v) embezzlement or fraud committed (or attempted) by the Participant, at the Participant’s direction, or with the Participant’s prior actual knowledge, (vi) the Participant’s conviction of any criminal charge (other than a road traffic offence for which no custodial sentence is imposed), that has, or could be reasonably expected to have, an adverse impact on the performance of the Participant’s duties to the Company or any of its Group Companies or otherwise result in a material injury to the reputation or business of the Company or any of its Affiliates or Group Companies, (vii) any material violation by the Participant of the written policies of the Company, including but not limited to those relating to sexual harassment or business conduct, and those otherwise set forth in the manuals or statements of policy of the Company that has, or could be reasonably expected to have, a material adverse impact on the performance of the Participant’s duties to the Company or any of its Affiliates or otherwise result in material injury to the reputation or business of the Company or any of its Affiliates or Group Companies, or (viii) the Participant’s material breach of any restrictive covenants to which the Participant is subject. If, within ninety (90) days subsequent to the Participant’s termination for any reason other than by the Company for cause, the Company determines that the Participant’s service could have been terminated for cause, such Participant’s employment or provisions of services, as applicable, will be

2 Include if participants will be treated as good leavers if they resign for "good reason"

deemed to have been terminated for cause for all purposes. For purposes of this Plan, “cause” shall also include a resignation by the Participant (without good reason, as defined in this Deed) at a time at which the Company could have terminated such Participant for cause. The existence or non-existence of cause with respect to such Participant shall be determined in good faith by the Board.

(b)
[Definition of "good reason". For the purposes of the Option, "good reason" shall have the meaning given to such term in the Participant's employment or service agreement or similar agreement between the Company (or the Participant's employer or engaging company, if different); or such circumstances (if no such agreement exists or if “good reason” is not defined therein) or (if such agreement exists and contains such definition) such other circumstances as the Board may in its absolute discretion determine.]3

3 Use only if "resignation for any reason other than good reason" wording is to be used